Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP
EARNS $717,846 AND $0.18 PER DILUTED SHARE
FOR THE QUARTER ENDED JUNE 30, 2008

CRANBURY NJ – JULY 29, 2008……1ST Constitution Bancorp (NASDAQ:  FCCY) today reported net income of $717,846, or $0.18 per diluted share, for the second quarter of 2008 compared with net income of $1,418,098, or $0.35 per diluted share, for the second quarter of 2007.

For the first six months of 2008, the Company earned net income of $1,520,043, or $0.38 per diluted share, compared with net income of $2,743,992, or $0.68 per diluted share, for the first six months of 2007.

The 2007 per share amounts have been restated to give effect to a 6 percent stock dividend paid on February 6, 2008.

Net income for the quarter ended June 30, 2008 was impacted by the rapid decline in short term interest rates and their affect on the Company’s floating rate loan portfolio, as well as increases in non-interest expense primarily relating to start up costs associated with the Company’s Mortgage Warehousing unit.  Also, based on the challenging credit environment, and the continued growth in the Company’s loan portfolio, the provision for potential loan losses was increased for the second quarter of 2008 when compared to the provision for the second quarter of 2007.

Net interest income declined by 7 percent in the second quarter of 2008 to $4,010,773 from $4,314,517 reported for the second quarter of 2007.  Net interest income for the second quarter of 2008 increased by approximately $8,000 over the first quarter of 2008.

Supporting earnings for the second quarter of 2008 was the continued generation of non-interest income, which reached $804,904, up $156,481, or 24 percent, from the same prior year quarter.

At June 30, 2008 the allowance for loan and lease losses stood at $3,635,766, or 0.96 percent of total loans.  During the second quarter of 2008, the Company increased its provision for loan losses to $195,000 from $30,000 provided during the corresponding quarter last year.

At June 30, 2008, total loans increased by 28 percent to $377.4 million and deposits grew to $396.4 million, up 22 percent, when compared to the results reported for the second quarter of 2007.

Total Assets at June 30, 2008 reached $504.0 million, representing an increase of $75.6 million, or 18 percent, over June 30, 2007 assets of $428.4 million.

1ST Constitution Bancorp, through its primary subsidiary 1ST Constitution Bank, operates 11 branch banking offices in Cranbury (2), Jamesburg, Fort Lee, Hamilton, Hightstown, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY.”  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Income Statement Data:
Interest income	$7,192	$7,446	$14,359	$14,835
Interest expense	3,181	3,131	6,345	6,062
Net interest income	4,011	4,315	8,014	8,773
Provision for loan losses	195	30	360	70
Net interest income after prov.for loan losses	3,816	4,285	7,654	8,703
Non-interest income	805	648	1,591	1,292
Non-interest expenses	3,617	2,875	7,031	5,950
Income before income taxes	1,004	2,058	2,214	4,045
Income tax expense	286	640	694	1,301
Net income	$718	$1,418	$1,520	$2,744

Balance Sheet Data:
Total Assets			$504,045	$428,370
Loans, including loans held for sale			377,362	294,514
Allowance for loan losses			(3,636)	(3,310)
Securities available for sale			72,341	82,047
Securities held to maturity			16,296	26,528
Deposits			396,404	325,950
Shareholders' Equity			41,676	37,063

Performance Ratios:
Return on average assets	0.59%	1.35%	0.65%	1.34%
Return on average equity	6.90%	15.36%	7.34%	15.14%
Net interest margin	3.60%	4.48%	3.73%	4.64%
Efficiency ratio	75.1%	57.9%	73.2%	59.1%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			2,471	3,494
OREO property			4,486	0
Net charge-offs (recoveries)			72	(12)
Allowance for loan losses to total loans			0.96%	1.12%
Nonperforming loans to total loans, including loans held for sale			0.65%	1.23%

Per Share Data:
Earnings per share - Basic	$0.18	$0.36	$0.38	$0.69
Earnings per share - Diluted	$0.18	$0.35	$0.38	$0.68
Book value per share			$10.44	$9.37